SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2005

Cytyc Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-27558	02-0407755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Campus Drive, Marlborough, MA	01752
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 263-2900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-

Item 1.01. Entry into a Material Definitive Agreement

On November 18, 2005, the Board of Directors of Cytyc Corporation (the “Company”) approved an amendment and restatement of the Director Compensation Method Plan (the “DCM Plan”). The DCM Plan was amended (1) to comply with the requirements of Section 409A of the Internal Revenue Code applicable to deferred compensation (“Section 409A”) and (2) to reflect changes in the administration of the DCM Plan.

The Amended and Restated DCM Plan, attached hereto as Exhibit 10.1, provides that newly elected directors may make a deferral election under the DCM Plan within 30 days of first becoming eligible for the DCM Plan, but only with regard to fees and other compensation earned after the date of the election. In addition, once an election is made by a director, such election cannot be changed with regard to when the specified amount will be paid. The Amended and Restated DCM Plan also provides that it will be operated in accordance with Section 409A and explicitly incorporates definitions of certain terms from Section 409A.

The Amended and Restated DCM Plan will be administered by the Compensation Committee of the Company’s Board of Directors and governed under Delaware law.

The description of the amendments to the DCM Plan set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated DCM Plan attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

The following exhibit is filed pursuant to Items 1.01:

Exhibit No.	Description

10.1	Amended and Restated Director Compensation Method Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTYC CORPORATION

By:	/S/ PATRICK J. SULLIVAN
Patrick J. Sullivan Chairman, Chief Executive Officer, and President

Date: November 18, 2005

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Director Compensation Method Plan